EXECUTION COPY



                              RIGHTS AGREEMENT dated as of December 3,
                         1998 (the "Rights Agreement"), among
                         HOMESTAKE CANADA INC., an Ontario corporation (the "Company"), HOMESTAKE MINING COMPANY, a Delaware corporation ("HMC"), and MONTREAL TRUST COMPANY OF CANADA, as Rights Agent (the "Rights Agent").

          WHEREAS, the Board of Directors of the Company has authorized the issuance of one Right (as such number may hereinafter be adjusted pursuant to the provisions of Section 12(a)) for each Exchangeable Share of the Company (the "Exchangeable Shares") issued, or disposed of out of treasury shares, between the Effective Date (including the Exchangeable Shares issued on the Effective Date) and the Distribution Date (as these terms are hereinafter defined) and, in certain circumstances, after the Distribution Date, each Right initially representing the right to purchase one Exchangeable Share upon the terms and subject to the conditions hereinafter set forth (the "Rights"); and

          WHEREAS, as provided in the Arrangement Agreement dated as of September 28, 1998 (the "Arrangement Agreement"), among Prime Resources Group Inc., a British Columbia corporation ("Prime"), Homestake Canada Holdings Company, a Nova Scotia unlimited liability company ("Holdco"), HMC and the Company, the Rights are intended to provide rights to acquire additional Exchangeable Shares (or in certain circumstances other securities) on terms substantially the same as the HMC Rights (as hereinafter defined) confer the right to acquire shares of HMC Common Stock (as hereinafter defined) or preferred stock of HMC that is essentially the economic equivalent of HMC Common Stock (or in certain circumstances other securities);

          NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company, HMC and the Rights Agent agree as follows:

          SECTION 1. Certain Definitions. For purposes of this
Rights Agreement, the following terms have the meanings indicated:

          "Acquiring Person" shall have the meaning ascribed to that term in the HMC Rights Agreement.

          "Affiliate" and "Associate", when used with reference to any Person, shall have the respective meanings


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ascribed to such terms in Rule 12b-2 of the General Rules and
Regulations under the Exchange Act, as in effect on the date of this Rights Agreement.

          "Arrangement Agreement" shall have the meaning set forth in the second introductory paragraph of this Rights
Agreement.

          A Person shall be deemed the "Beneficial Owner" of, and shall be deemed to "beneficially own", and shall be deemed to have "Beneficial Ownership" of, any securities:

          (i) which such Person or any of such Person's
     Affiliates or Associates is deemed to "beneficially own" within the meaning of Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Rights Agreement;

         (ii) which such Person or any of such Person's Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (written or oral), rights (other than the Rights or the HMC Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed under this clause (A) the Beneficial Owner of, or to beneficially own, or to have Beneficial Ownership of, any securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange thereunder or cease to be subject to withdrawal by the tendering security holder, or (B) the right to vote pursuant to any agreement, arrangement or understanding (written or oral); provided, however, that a Person shall not be deemed under this clause (B) the Beneficial Owner of, or to beneficially own, or to have Beneficial Ownership of, any security if (1) the agreement, arrangement or understanding (written or oral) to vote such security arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made generally to all holders of Exchangeable Shares pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act and (2) the beneficial ownership of such security is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or


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        (iii) which are beneficially owned, directly or
     indirectly, by any other Person with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding (written or oral) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause
     (ii)(B) of this definition) or disposing of any securities of the Company or of HMC.

Notwithstanding the foregoing, nothing contained in this definition shall cause a Person ordinarily engaged in business as an underwriter of securities to be the "Beneficial Owner" of, or to "beneficially own" or to have "Beneficial Ownership" of, any securities acquired in a bona fide firm commitment underwriting pursuant to an underwriting agreement with the Company or with HMC. Any Person who owns Exchangeable Shares shall be deemed to beneficially own the maximum number of Common Shares issuable to such holder upon the exchange or retraction of all such Exchangeable Shares at the measurement date.

          "Book Value", when used with reference to Common Shares issued by any Person, shall mean the amount of equity of such Person applicable to each Common Share, determined (i) in accordance with generally accepted accounting principles in effect in the jurisdiction in which such Person is incorporated and on the date as of which such Book Value is to be determined, (ii) using all the consolidated assets and all the consolidated liabilities of such Person on the date as of which such Book Value is to be determined, except that no value shall be included in such assets for goodwill arising from consummation of a business combination, and (iii) after giving effect to (A) the exercise of all rights, options and warrants to purchase such Common Shares (other than the Rights or the HMC Rights), and the conversion of all securities convertible into such Common Shares, at an exercise or conversion price, per Common Share, which is less than such Book Value before giving effect to such exercise or conversion (whether or not exercisability or convertibility is conditioned upon occurrence of a future event), (B) all dividends and other distributions on the capital stock of such Person declared prior to the date as of which such Book Value is to be determined and to be paid or made after such date, and (C) any other agreement, arrangement or understanding (written or oral), or transaction or other action contemplated prior to the date as of which such Book Value is to be determined that would have the effect of thereafter reducing such Book Value.


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          "Business Combination" shall have the meaning
ascribed to that term in the HMC Rights Agreement.

          "Business Day" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the Borough of Manhattan, The City of New York, are authorized or obligated by law or executive order to close.

          "Close of Business" on any given date shall mean 5:00 p.m., New York City time, on such date; provided, however, that, if such date is not a Business Day, "Close of Business" shall mean 5:00 p.m., New York City time, on the next succeeding Business Day.

          "Common Shares", when used with reference to the Company prior to a Business Combination, shall mean the Exchangeable Shares of the Company or any other shares of capital stock of the Company or of HMC into which the Exchangeable Shares shall be reclassified or changed or exchanged. "Common Shares", when used with reference to any Person (other than the Company prior to a Business Combination), shall mean shares of capital stock of such Person (if such Person is a corporation) of any class or series, or units of equity interests in such Person (if such Person is not a corporation) of any class or series, the terms of which do not limit (as a maximum amount and not merely in proportional terms) the amount of dividends or income payable or distributable on such class or series or the amount of assets distributable on such class or series upon any voluntary or involuntary liquidation, dissolution or winding up of such Person and do not provide that such class or series is subject to redemption at the option of such Person, or any shares of capital stock or units of equity interests into which the foregoing shall be reclassified or changed; provided, however, that, if at any time there shall be more than one such class or series of capital stock or equity interests of such Person, "Common Shares" of such Person shall include all such classes and series substantially in the proportion of the total number of shares or other units of each such class or series outstanding at such time unless any such class or series is identical to another such class except for voting power, in which case "Common Shares" shall include such higher voting class in place of such lower voting class.

          "Company" shall have the meaning set forth in the heading of this Rights Agreement; provided, however, that if there is a Business Combination, "Company" shall have the meaning set forth in Section 11(c)(III).


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          The term "control" with respect to any Person shall
mean the power to direct the management and policies of such Person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other Persons by or through stock ownership, agency or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

          "Distribution Date" shall have the meaning ascribed to that term in the HMC Rights Agreement.

          "Effective Date" shall have the meaning ascribed to that term in the Arrangement Agreement.

          "Exchangeable Shares" shall have the meaning set forth in the introductory paragraph of this Rights Agreement.

          "Exchange Act" shall mean the Securities Exchange
Act of 1934 of the United States, as in effect on the date in question, unless otherwise specifically provided.

          "Exchange Consideration" shall have the meaning set forth in Section 11(b)(I).

          "Expiration Date" shall have the meaning set forth in Section 7(a).

          "HMC" shall have the meaning set forth in the heading of this Rights Agreement.

          "HMC Common Shares" shall mean the "Common Shares" as defined in the HMC Rights Agreement.

          "HMC Common Stock" shall mean the shares of Common
Stock of HMC, par value US$1.00 per share.

          "HMC Rights" shall mean the "Rights" as defined in the HMC Rights Agreement.

          "HMC Rights Agreement" shall mean the Rights
Agreement dated as of October 16, 1987, between HMC and BankBoston N.A., a national banking association, as Rights
Agent, as amended from time to time.

          "Major Part", when used with reference to the assets of the Company and its Subsidiaries as of any date, shall mean assets (i) having a fair market value aggregating 50% or more of the total fair market value of all the assets


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of the Company and its Subsidiaries (taken as a whole) as of the date in question, (ii) accounting for 50% or more of the total value (net of depreciation and amortization) of all the assets of the Company and its Subsidiaries (taken as a whole) as would be shown on a consolidated or combined balance sheet of the Company and its Subsidiaries as of the date in question, prepared in accordance with generally accepted accounting principles then in effect, or (iii) accounting for 50% or more of the total amount of earnings before interest, taxes, depreciation and amortization or of the revenues of the Company and its Subsidiaries (taken as a whole) as would be shown on, or derived from, a consolidated or combined statement of income or operations of the Company and its Subsidiaries for the period of 12 months ending on the last day of the Company's monthly accounting period next preceding the date in question, prepared in accordance with generally accepted accounting principles then in effect under which the Company prepares its financial statements.

          "Market Value", when used with reference to Common Shares of an issuer on any date, shall be deemed to be the average of the daily closing prices, per share, of such Common Shares for the period which is the shorter of (1) 30 consecutive Trading Days immediately prior to the date in question or (2) the number of consecutive Trading Days beginning on the Trading Day immediately after the date of the first public announcement of the event requiring a determination of the Market Value and ending on the Trading Day immediately prior to the record date of such event; provided, however, that, in the event that the Market Value of such Common Shares is to be determined in whole or in part during a period following the announcement by the issuer of such Common Shares of any action of the type described in
Section 12(a) that would require an adjustment thereunder, then, and in each such case, the Market Value of such Common Shares shall be appropriately adjusted to reflect the effect of such action on the market price of such Common Shares. The closing price for each Trading Day shall be the closing price quoted on the principal United States securities exchange registered under the Exchange Act (or any recognized foreign stock exchange) on which such securities are listed, or, if such securities are not listed on any such exchange, the closing price quoted on The Nasdaq Stock Market (or any recognized foreign over-the-counter market) or, if such securities are not so quoted, the average of the closing bid and asked quotations with respect to a share of such securities on any National Association of Securities Dealers, Inc. quotations system or such other system then in use, or if no such quotations are available, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such securities selected by the Board of Directors of the Company. If on any such Trading Day no market maker is making a market in such securities, the closing price of such securities on such Trading Day shall be deemed to be the fair value of such securities as determined in good faith by the Board of Directors of the Company acting by a vote of those directors whose approval would be required to redeem the Rights under
Section 24 (whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent, the holders of Rights and all other Persons).

          "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

          "Principal Party" shall mean the Surviving Person in a Business Combination; provided, however, that, if such Surviving Person is a direct or indirect Subsidiary of any other Person, "Principal Party" shall mean the Person which is the ultimate parent of such Surviving Person and which is not itself a Subsidiary of another Person. In the event ultimate control of such Surviving Person is shared by two or more Persons, "Principal Party" shall mean that Person that is immediately controlled by such two or more Persons.

          "Purchase Price" with respect to each Right shall mean US$75, as such amount may from time to time be adjusted as provided herein, and shall be payable in lawful money of the United States of America. All references herein to the Purchase Price shall mean the Purchase Price as in effect at the time in question.

          "Redemption Date" shall have the meaning set forth in Section 24(a).

          "Redemption Price" with respect to each Right shall mean US$.01, as such amount may from time to time be adjusted in accordance with Section 12. All references herein to the Redemption Price shall mean the Redemption Price as in effect at the time in question.

          "Registered Common Shares" shall mean Common Shares which are, as of the date of consummation of a Business Combination, and have continuously been for the 12 months immediately preceding such date, registered under Section 12 of the Exchange Act.


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          "Right Certificate" shall mean a certificate
evidencing a Right in substantially the form attached as Exhibit A.

          "Rights" shall mean the rights to purchase
Exchangeable Shares (or other securities) as provided in this Rights Agreement.

          "Securities Act" shall mean the Securities Act of 1933 of the United States, as in effect on the date in question, unless otherwise specifically provided.

          "Subsidiary" shall mean a Person, at least a majority of the total outstanding voting power (being the power under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of directors of such Person (if such Person is a corporation) or to participate in the management and control of such Person (if such Person is not a corporation)) of which is owned, directly or indirectly, by another Person or by one or more other Subsidiaries of such other Person or by such other Person and one or more other Subsidiaries of such other Person.

          "Surviving Person" shall have the meaning ascribed to that term in the HMC Rights Agreement.

          "Trading Day" shall mean a day on which the principal United States securities exchange registered under the Exchange Act (or principal recognized foreign stock exchange, as the case may be) on which any securities or Rights, as the case may be, are listed or admitted to trading is open for the transaction of business or, if the securities or Rights in question are not listed or admitted to trading on any United States securities exchange (or recognized foreign stock exchange, as the case may be), a Business Day.

          SECTION 2. Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint one or more co-Rights Agents as it may deem necessary or desirable upon notice to the Rights Agent (the term "Rights Agent" being used herein to refer, collectively, to the Rights Agent together with any such co-Rights Agents). In the event the Company appoints one or more co-Rights Agents, the respective duties of the Rights Agent and any co-Rights Agents shall be as the Company shall determine.

          SECTION 3. Issue of Rights and Right Certificates.
(a) One Right shall be associated with each Exchangeable Share outstanding on the Effective Date, each additional Exchangeable Share that shall become outstanding between the Effective Date and the earliest of the Distribution Date, the Redemption Date or the Expiration Date and each additional Exchangeable Share with which Rights are issued after the Distribution Date but prior to the earlier of the Redemption Date or the Expiration Date as provided in Section 23; provided, however, that, if the number of outstanding Rights are combined into a smaller number of outstanding Rights pursuant to Section 12(a), the appropriate fractional Right determined pursuant to such Section shall thereafter be associated with each such Exchangeable Share.

          (b) Until the Distribution Date (x) the Rights will be evidenced by the certificates for Exchangeable Shares registered in the names of the holders thereof and not by separate Right Certificates and (y) the Rights, including the right to receive Right Certificates, will be transferable only in connection with the transfer of Exchangeable Shares. As soon as practicable after the Distribution Date, the Rights Agent will send, by first-class, postage-prepaid mail, to each record holder of Exchangeable Shares as of the Distribution Date, at the address of such holder shown on the records of the Company, a Right Certificate evidencing one whole Right for each Exchangeable Share (or for the number of Exchangeable Shares with which one whole Right is then associated if the number of Rights per Exchangeable Share held by such record holder has been adjusted in accordance with the proviso in
Section 3(a)). If the number of Rights associated with each Exchangeable Share has been adjusted in accordance with the proviso in Section 3(a), at the time of distribution of the Right Certificates the Company may make any necessary and appropriate rounding adjustments so that Right Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Right in accordance with Section 15(a). As of and after the Distribution Date, the Rights will be evidenced solely by such Right Certificates.

          (c) With respect to any certificate for Exchangeable Shares, until the earliest of the Distribution Date, the Redemption Date or the Expiration Date, the Rights associated with the Exchangeable Shares represented by any such certificate shall be evidenced by such certificate alone, the registered holders of the Exchangeable Shares shall also be the registered holders of the associated Rights and the surrender for transfer of any such certificate shall also constitute the transfer of the Rights associated with the Exchangeable Shares represented thereby.

          (d) Certificates issued for Exchangeable Shares (including, without limitation, upon transfer or exchange of outstanding Exchangeable Shares) prior to the earliest of the Distribution Date, the Redemption Date or the Expiration Date, shall have printed on, written on or otherwise affixed to them the following legend:

          This certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Rights Agreement dated as of October 16, 1987 (as amended from time to time, the "Rights Agreement"), among Homestake Canada Inc., Homestake Mining Company and Montreal Trust Company of Canada, as Rights Agent, the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of Homestake Canada Inc. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. Homestake Canada Inc. will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. Under certain circumstances, Rights issued to or held by Acquiring Persons or their Affiliates or Associates (as such terms are defined in the Rights Agreement) or by any subsequent holder of such Rights may become null and void.

          Notwithstanding this Section 3(d), the omission of a legend shall not affect the enforceability of any part of this Rights Agreement or the rights of any holder of Rights.

          SECTION 4. Form of Right Certificates. The Right Certificates (and the form of election to purchase and form of assignment to be printed on the reverse side thereof) shall be in substantially the form set forth as Exhibit A and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Rights Agreement, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Rights may from time to time be listed, or to conform to usage. Subject to the provisions of Sections 7, 11 and 23, the Right Certificates, whenever issued, shall be dated as of the Distribution Date, and on their face shall entitle the holders thereof to purchase such number of Exchangeable

Shares as shall be set forth therein for the Purchase Price set forth therein, subject to adjustment from time to time as herein provided.

          SECTION 5. Execution, Countersignature and
Registration. (a) The Right Certificates shall be executed on behalf of the Company by the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Treasurer or any Vice President (whether preceded by any additional title) of the Company, either manually or by facsimile signature, and have affixed thereto the Company's seal or a facsimile thereof which shall be attested by the Secretary, an Assistant Secretary or a Vice President (whether preceded by any additional title, provided that such Vice President shall not have also executed the Right Certificates) of the Company, either manually or by facsimile signature. The Right Certificates shall be manually countersigned by the Rights Agent and shall not be valid or obligatory for any purpose unless so countersigned. In case any officer of the Company who shall have signed any of the Right Certificates shall cease to be such an officer of the Company before countersignature by the Rights Agent and issuance and delivery by the Company, such Right Certificates may nevertheless be countersigned by the Rights Agent and issued and delivered by the Company with the same force and effect as though the person who signed such Right Certificates had not ceased to be such an officer of the Company; and any Right Certificate may be signed on behalf of the Company by any person who, at the actual date of execution of such Right Certificate, shall be a proper officer of the Company to sign such Right Certificate, although at the date of execution of this Rights Agreement any such person was not such an officer of the Company.

          (b) Following the Distribution Date, the Rights Agent will keep or cause to be kept, at its principal office, books for registration and transfer of the Right Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Right Certificates, the number of Rights evidenced by each of the Right Certificates, the certificate number of each of the Right Certificates and the date of each of the Right Certificates.

          SECTION 6. Transfer, Split-Up, Combination and Exchange of Right Certificates; Mutilated, Destroyed, Lost or Stolen Right Certificates; Uncertificated Rights. (a) Subject to the provisions of Sections 7(e) and 15, at any time after the Distribution Date, and at or prior to the Close of Business on the earlier of the Redemption Date or the Expiration Date, any Right Certificate or Right Certificates may be transferred, split-up, combined or exchanged for another Right Certificate or Right Certificates representing, in the aggregate, the same number of Rights as the Right Certificate or Right Certificates surrendered then represented. Any registered holder desiring to transfer, split-up, combine or exchange any Right Certificate shall make such request in writing delivered to the Rights Agent and shall surrender the Right Certificate or Right Certificates to be transferred, split-up, combined or exchanged at the designated office of the Rights Agent; provided, however, that neither the Rights Agent nor the Company shall be obligated to take any action whatsoever with respect to the transfer of any Right Certificate surrendered for transfer until the registered holder shall have completed and signed the certification contained in the form of assignment on the reverse side of such Right Certificate and shall have provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof as the Company or the Rights Agent shall reasonably request. Thereupon the Rights Agent shall, subject to Sections 7(e) and 15, countersign and deliver to the Person entitled thereto a Right Certificate or Right Certificates, as the case may be, as so requested. The Company may require payment by the holders of Rights of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split-up, combination or exchange of Right Certificates.

          (b) Upon receipt by the Company and the Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a valid Right Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to them, and, at the Company's request, reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancelation of the Right Certificate if mutilated, the Company will make a new Right Certificate of like tenor and deliver such new Right Certificate to the Rights Agent for delivery to the registered owner in lieu of the Right Certificate so lost, stolen, destroyed or mutilated.

          (c) Notwithstanding any other provision hereof, the Company and the Rights Agent may amend this Rights Agreement to provide for uncertificated Rights in addition to or in place of Rights evidenced by Right Certificates.

          SECTION 7. Exercise of Rights; Expiration Date of Rights. (a) Subject to Section 7(e) and except as otherwise provided herein (including Section 11), each Right shall entitle the registered holder thereof, upon exercise thereof as provided herein, to purchase for the Purchase Price, at any time after the Distribution Date and at or prior to the earlier of (i) the Close of Business on October 15, 2007 (the Close of Business on such date being the "Expiration Date"), (ii) the exchange of such Right pursuant to Section 11(b)(I) or (iii) the Redemption Date, one Exchangeable Share, subject to adjustment from time to time as provided in Sections 11 and 12.

          (b) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each Exchangeable Share as to which the Rights are exercised and an amount equal to any applicable transfer tax payable by the holder of the Right Certificate in accordance with the second sentence of Section 9(d), at or prior to the earlier of (i) the Expiration Date, (ii) the exchange of such Rights pursuant to Section 11(b)(I) or (iii) the Redemption Date.

          (c) Upon receipt of a Right Certificate representing exercisable Rights, with the form of election to purchase duly executed, accompanied by payment of the Purchase Price for the Exchangeable Shares to be purchased together with an amount equal to any applicable transfer tax payable by the holder of the Right Certificate in accordance with the second sentence of Section 9(d), in lawful money of the United States of America, in cash or by certified check or money order payable to the order of the Company, the Rights Agent shall thereupon
(i) promptly requisition from any transfer agent of the Exchangeable Shares (or make available, if the Rights Agent is the transfer agent) certificates for the number of Exchangeable Shares to be purchased and the Company hereby irrevocably authorizes its transfer agent to comply with all such requests, (ii) when appropriate, promptly requisition from the Company the amount of cash to be paid in lieu of issuance of fractional shares in accordance with Section 15,
(iii) promptly after receipt of such certificates or depositary receipts, cause the same to be delivered to or upon the order of the registered holder of such Right Certificate, registered in such name or names as may be designated by such holder and (iv) when appropriate, after receipt promptly deliver such cash to or upon the order of the registered holder of such Right Certificate.

          (d) In case the registered holder of any Right Certificate shall exercise fewer than all the Rights evidenced thereby, a new Right Certificate evidencing Rights equivalent to the Rights remaining unexercised shall be issued by the Rights Agent and delivered to the registered holder of such Right Certificate or to his duly authorized assigns, subject to the provisions of Section 15.

          (e) Notwithstanding anything in this Rights
Agreement to the contrary, any Rights that are at any time beneficially owned by an Acquiring Person or an Affiliate or Associate of an Acquiring Person shall become null and void and nontransferable, and any holder of any such Right (including any purported transferee or subsequent holder) shall not have any right to exercise or transfer any such Right.

          (f) Notwithstanding anything in this Rights
Agreement to the contrary, neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to a registered holder of any Right Certificates upon the occurrence of any purported exercise as set forth in this
Section 7 unless such registered holder shall have (i) completed and signed the certificate contained in the form of election to purchase set forth on the reverse side of the Right Certificate surrendered for such exercise and (ii) provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof as the Company shall reasonably request.

          (g) Upon the request of HMC, the Company may temporarily suspend, for a period of time not to exceed 90 calendar days after the Distribution Date, the exercisability of the Rights in order for the Company and HMC to prepare and file a joint registration statement under the blue sky or securities laws of the United States or Canada, any state or provincial authority or such other jurisdiction as may be necessary or appropriate, on an appropriate form, with respect to the Exchangeable Shares purchasable upon exercise of the Rights and permit such registration statement to become effective; provided, however, that no such suspension shall remain effective after, and the Rights shall without any further action by the Company or any other Person become exercisable immediately upon, the effectiveness of such registration statement. Upon any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended and shall issue a further public announcement at such time as the suspension is no longer in effect. Notwithstanding any provision herein to the contrary, the Rights shall not be exercisable in any jurisdiction if the requisite qualification under the blue sky or securities laws of the United States or Canada, any state or provincial authority or any such other appropriate jurisdiction shall not have been obtained or the exercise of the Rights shall not be permitted under applicable law.

          SECTION 8. Cancelation and Destruction of Right Certificates. All Right Certificates surrendered or presented for the purpose of exercise, transfer, split-up, combination or exchange shall, and any Right Certificate representing Rights that have become null and void and nontransferable pursuant to Section 7(e) surrendered or presented for any purpose shall, if surrendered or presented to the Company or to any of its agents, be delivered to the Rights Agent for cancelation or in canceled form, or, if surrendered or presented to the Rights Agent, shall be canceled by it, and no Right Certificates shall be issued in lieu thereof except as expressly permitted by this Rights Agreement. The Company shall deliver to the Rights Agent for cancelation and retirement, and the Rights Agent shall so cancel and retire, any Right Certificate purchased or acquired by the Company. The Rights Agent shall deliver all canceled Right Certificates to the Company, or shall, at the written request of the Company, destroy such canceled Right Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.

          SECTION 9. Reservation and Availability of
Exchangeable Shares. (a) The Company covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued Exchangeable Shares or any authorized and issued Exchangeable Shares held in its treasury, free from preemptive rights or any right of first refusal, a number of Exchangeable Shares sufficient to permit the exercise in full of all outstanding Rights.

          (b) The Company covenants and agrees that it will take all such action as may be necessary to ensure that all Exchangeable Shares delivered upon exercise or exchange of Rights shall, at the time of delivery of the certificates for such Exchangeable Shares (subject to payment of the Purchase Price), be duly and validly authorized and issued and fully paid and nonassessable shares.

          (c) So long as the Exchangeable Shares issuable upon the exercise or exchange of Rights are to be listed on any securities exchange, the Company covenants and agrees to use its best efforts to cause, from and after such time as the Rights become exercisable or exchangeable, all

Exchangeable Shares reserved for such issuance to be listed on such securities exchange upon official notice of issuance upon such exercise or exchange.

          (d) The Company further covenants and agrees that it will pay when due and payable any and all United States and Canadian federal, state and provincial transfer taxes and charges which may be payable in respect of the issuance or delivery of Right Certificates or of any Exchangeable Shares upon the exercise or exchange of the Rights. The Company shall not, however, be required to pay any transfer tax which may be payable in respect of any transfer or delivery of Right Certificates to a Person other than, or in respect of the issuance or delivery of certificates for the Exchangeable Shares in a name other than that of, the registered holder of the Right Certificate evidencing Rights surrendered for exercise or exchange or to issue or deliver any certificates for Exchangeable Shares upon the exercise or exchange of any Rights until any such tax shall have been paid (any such tax being payable by the holder of such Right Certificate at the time of surrender) or until it has been established to the Company's satisfaction that no such tax is due.

          SECTION 10. Exchangeable Shares Record Date. Each Person in whose name any certificate for Exchangeable Shares is issued upon the exercise or exchange of Rights shall for all purposes be deemed to have become the holder of record of the Exchangeable Shares represented thereby on, and such certificate shall be dated, the date upon which the Right Certificate evidencing such Rights was duly surrendered and payment of any Purchase Price (and any applicable transfer taxes) was made; provided, however, that, if the date of such surrender and payment is a date upon which the transfer books of the Company for the Exchangeable Shares are closed, such Person shall be deemed to have become the record holder of such Exchangeable Shares on, and such certificate shall be dated, the next succeeding Business Day on which the transfer books of the Company for the Exchangeable Shares are open.

          SECTION 11. Adjustments in Rights After There Is an Acquiring Person; Exchange of Rights for Shares; Business Combinations. (a) Upon any adjustment in the HMC Rights pursuant to Section 11(a) of the HMC Rights Agreement, each holder of a Right, except as provided in Section 7(e) is made, shall thereafter have a right to receive, upon exercise thereof for the Purchase Price in accordance with the terms of this Rights Agreement, such number of Exchangeable Shares as shall equal the result obtained by multiplying the Purchase Price by a fraction, the numerator of which is the number of Exchangeable Shares for which a Right is then exercisable and the denominator of which is 50% of the Market Value of the HMC Common Shares on the date on which such Person became an Acquiring Person. As soon as practicable after any adjustment in the HMC Rights pursuant to
Section 11(a) of the HMC Rights Agreement (provided the Company is not required to make the exchange contemplated by
Section 11(b)(I) for all outstanding Rights), the Company covenants and agrees to use its best efforts to:

          (I) work with HMC to prepare and file a joint registration statement under the Securities Act, on an appropriate form, with respect to the Exchangeable Shares purchasable upon exercise of the Rights and the HMC Common Stock into which such Exchangeable Shares may be exchanged;

          (II) cause such registration statement to become effective as soon as practicable after such filing;

          (III) cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Securities Act) until the Expiration
     Date; and

          (IV) qualify or register the Exchangeable Shares purchasable upon exercise of the Rights under the blue sky or securities laws of the United States or Canada, any state or provincial authority or such other jurisdictions as may be necessary or appropriate.

          (b)(I) Simultaneously with the action by the Board of Directors of HMC to exercise its option to exchange the HMC Rights pursuant to Section 11(b)(I) of the HMC Rights Agreement, the then outstanding and exercisable Rights (which shall not include Rights that shall have become null and void and nontransferable pursuant to the provisions of Section 7(e)) shall be automatically and mandatorily exchanged in the same proportion and under the same terms and conditions as the HMC Rights were exchanged pursuant to Section 11(b)(I) of the HMC Rights Agreement (the consideration issuable per Right pursuant to this Section 11(b)(I) being the "Exchange Consideration"). If all the Rights are exchanged for Exchange Consideration pursuant to this Section 11(b)(I) prior to the physical distribution of the Rights Certificates, the Company may distribute the Exchange Consideration in lieu of distributing Right Certificates, in which case for purposes of this Rights Agreement holders of Rights shall be deemed to have simultaneously received and surrendered for exchange Right Certificates on the date of such distribution.

               (II) The exchange of any Rights pursuant to
Section 11(b)(I) shall be irrevocable and, immediately upon such exchange and without any notice, the right to exercise any such Right pursuant to Section 11(a) shall terminate and the only right thereafter of a holder of such Right shall be to receive the Exchange Consideration in exchange for each such Right held by such holder or, if the Exchange Consideration shall not have been paid or issued, to exercise any such Right pursuant to Section 11(c)(I). The Company shall promptly give public notice of any such exchange; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company promptly shall mail a notice of any such exchange to all holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the Rights for the Exchange Consideration will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which shall have become null and void and nontransferable pursuant to the provisions of Section 7(e)) held by each holder of Rights.

          (c)(I) In the event that, following a Distribution Date, a Business Combination is consummated, each holder of a Right, except as provided in Section 7(e), shall thereafter have the right to receive, upon the exercise thereof for the Purchase Price in accordance with the terms of this Rights Agreement, the securities specified below (or, at such holder's option, the securities specified in Section 11(a)):

          (A) If the Principal Party in such Business
     Combination has Registered Common Shares outstanding, each Right shall thereafter represent the right to receive, upon the exercise thereof for the Purchase Price in accordance with the terms of this Rights Agreement, such number of Registered Common Shares of such Principal Party, free and clear of all liens, encumbrances or other adverse claims, as shall have an aggregate Market Value as of the time of exercise thereof equal to the result obtained by multiplying the Purchase Price by two;

          (B) If the Principal Party involved in such Business Combination does not have Registered Common Shares outstanding, each Right shall thereafter represent the right to receive, upon the exercise thereof for the Purchase Price in accordance with the terms of this Rights Agreement, at the election of the holder of such Right at the time of the exercise thereof, any of:

               (1) such number of Common Shares of the
          Surviving Person in such Business Combination, free and clear of all liens, encumbrances or other adverse claims, as shall have an aggregate Book
          Value immediately after giving effect to such Business Combination equal to the result obtained by multiplying the Purchase Price by two;

               (2) such number of Common Shares of the
          Principal Party in such Business Combination (if the Principal Party is not also the Surviving Person in such Business Combination), free and clear of all liens, encumbrances or other adverse claims, as shall have an aggregate Book Value immediately after giving effect to such Business Combination equal to the result obtained by multiplying the Purchase Price by two; or

               (3) if the Principal Party in such Business
          Combination is an Affiliate of one or more Persons that has Registered Common Shares outstanding, such number of Registered Common Shares of whichever of such Affiliates of the Principal Party has Registered Common Shares with the greatest aggregate Market Value on the date of consummation of such Business Combination, free and clear of all liens, encumbrances or other adverse claims, as shall have an aggregate Market Value on the date of such Business Combination equal to the result obtained by multiplying the Purchase Price by two.

               (II) HMC shall not consummate any Business
Combination unless each issuer of Common Shares for which Rights may be exercised, as set forth in this Section 11(c), shall have sufficient authorized Common Shares that have not been issued or reserved for issuance (and which shall, when issued upon exercise thereof in accordance with this Rights Agreement, be validly issued, fully paid and nonassessable and free of preemptive rights, rights of first refusal or any other restrictions or limitations on the transfer or ownership thereof) to permit the exercise in full of the Rights in accordance with this Section 11(c) and unless prior thereto:

          (i) a registration statement under the Securities
     Act on an appropriate form, with respect to the Rights and the Common Shares of such issuer purchasable upon exercise of the Rights, shall be effective under the Securities Act;

          (ii) a prospectus has been qualified or an exemption from any prospectus qualification requirement shall be available with respect to the Rights and the Common Shares of such issuer purchasable upon exercise of the Rights with all relevant Canadian securities law authorities; and

          (iii) HMC, the Company and each such issuer shall have:

               (A) executed and delivered to the Rights Agent a supplemental agreement providing for the assumption by such issuer of the obligations set forth in this Section 11(c) (including the obligation of such issuer to issue Common Shares upon the exercise of Rights in accordance with the terms set forth in Sections 11(c)(I) and 11(c)(III)) and further providing that such issuer, at its own expense, will use its best efforts to:

                    (1) cause a registration statement under
               the Securities Act on an appropriate form, with respect to the Rights and the Common Shares of such issuer purchasable upon exercise of the Rights, to remain effective (with a prospectus at all times meeting the requirements of the Securities Act) until the Expiration Date;

                    (2) qualify or register the Rights and the
               Common Shares of such issuer purchasable upon exercise of the Rights under the blue sky or securities laws of each relevant Canadian province and such other jurisdictions as may be necessary or appropriate; and

                    (3) list the Rights and the Common Shares
               of such issuer purchasable upon exercise of the Rights on each securities exchange on which the Exchangeable Shares were listed prior to the consummation of the Business Combination or, if the Exchangeable Shares were not listed on a securities exchange prior to the consummation of the Business Combination, on a United States securities exchange (or recognized foreign stock exchange, as the case may be);

                    (B) furnished to the Rights Agent a
               written opinion of independent counsel stating that such supplemental agreement is a valid, binding and enforceable agreement of such issuer; and

                    (C) filed with the Rights Agent a
               certificate of a nationally recognized firm of independent accountants setting forth the number of Common Shares of such issuer which may be purchased upon the exercise of each Right after the consummation of such Business Combination.

               (III) After consummation of any Business
Combination and subject to the provisions of Section 11(c)(II), (i) each issuer of Common Shares for which Rights may be exercised as set forth in this Section 11(c) shall be liable for, and shall assume, by virtue of such Business Combination, all the obligations and duties of the Company pursuant to this Rights Agreement, (ii) the term "Company" shall thereafter be deemed to refer to such issuer, (iii) each such issuer shall take such steps in connection with such consummation as may be necessary to assure that the provisions hereof (including the provisions of Sections 11(a) and 11(c)) shall thereafter be applicable, as nearly as reasonably may be, in relation to its Common Shares thereafter deliverable upon the exercise of the Rights, and (iv) the number of Common Shares of each such issuer thereafter receivable upon exercise of any Right shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions of Sections 11 and 12 and the provisions of Sections 7, 9 and 10 with respect to the Exchangeable Shares shall apply, as nearly as reasonably may be, on like terms to any such Common Shares.

          SECTION 12. Certain Adjustments. (a) To preserve the actual or potential economic value of the Rights, if at any time after the date of this Rights Agreement there shall be any change in the Exchangeable Shares, whether by reason of stock dividends, stock splits, reclassifications, recapitalizations, mergers, consolidations, combinations or exchanges of securities, split-ups, split-offs, spin-offs, liquidations, other similar changes in capitalization, any distribution or issuance of cash, assets, evidences of indebtedness or subscription rights, options or warrants to holders of

Exchangeable Shares (other than distribution of the Rights or regular quarterly cash dividends) or otherwise, then, in each such event the Board of Directors of the Company shall make such appropriate adjustments in the number of Exchangeable Shares (or the number and kind of other securities) issuable upon exercise of each Right, the Purchase Price and Redemption Price in effect at such time and the number of Rights outstanding at such time (including the number of Rights or fractional Rights associated with each Exchangeable Share) such that following such adjustment such event shall not have had the effect of reducing or limiting the benefits the holders of the Rights would have had absent such event.

          (b) If, as a result of an adjustment made pursuant to Section 12(a), the holder of any Right thereafter exercised shall become entitled to receive any securities other than Exchangeable Shares, thereafter the number of such securities so receivable upon exercise of any Right shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions of Sections 11 and 12 and the provisions of Sections 7, 9 and 10 with respect to the Exchangeable Shares shall apply, as nearly as reasonably may be, on like terms to any such other securities.

          (c) All Rights originally issued by the Company subsequent to any adjustment made to the amount of Exchangeable Shares or other securities relating to a Right shall evidence the right to purchase, for the Purchase Price, the adjusted number and kind of securities purchasable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.

          (d) Irrespective of any adjustment or change in the Purchase Price or the number of Exchangeable Shares or number or kind of other securities issuable upon the exercise of the Rights, the Right Certificates theretofore and thereafter issued may continue to express the terms that were expressed in the initial Right Certificates issued hereunder.

          (e) In any case in which action taken pursuant to
Section 12(a) requires that an adjustment be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuing to the holder of any Right exercised after such record date the Exchangeable Shares and/or other securities, if any, issuable upon such exercise over and above the Exchangeable Shares and/or other securities, if any, issuable before giving effect to such adjustment; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional securities upon the occurrence of the event requiring such adjustment.

          SECTION 13. Certificate of Adjustment. Whenever an adjustment is made as provided in Section 11 or 12, the Company shall (a) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment, (b) promptly file with the Rights Agent and with each transfer agent for the Exchangeable Shares a copy of such certificate and (c) mail a brief summary thereof to each holder of a Right Certificate (or, prior to the Distribution Date, of the Exchangeable Shares) in accordance with Section 25. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment therein contained.

          SECTION 14. Additional Covenants. (a) Notwith standing any other provision of this Rights Agreement, no adjustment to the number of Exchangeable Shares (or fractions of a share) or other securities for which a Right is exercisable or the number of Rights outstanding or associated with each Common Share or any similar or other adjustment shall be made or be effective if such adjustment would have the effect of reducing or limiting the benefits the holders of the Rights would have had absent such adjustment, including, without limitation, the benefits under Sections 11 and 12, unless the terms of this Rights Agreement are amended so as to preserve such benefits.

          (b) Each of HMC and the Company covenants and agrees that, after the Distribution Date, except as permitted by
Section 26, it will not take (or permit any Subsidiary of HMC to take) any action if at the time such action is taken it is intended or reasonably foreseeable that such action will reduce or otherwise limit the benefits the holders of the Rights would have had absent such action, including, without limitation, the benefits under Sections 11 and 12. Any action taken by the Company during any period after any Person becomes an Acquiring Person but prior to the Distribution Date shall be null and void unless such action could be taken under this Section 14(b) from and after the Distribution Date. HMC shall not consummate any Business Combination if any issuer of Common Shares for which Rights may be exercised after such Business Combination in accordance with Section 11(c) shall have taken or contemplated taking any action that reduces or otherwise limits the benefits the holders of the Rights would have had absent such action, including, without limitation, the benefits under Sections 11 and 12.

          SECTION 15. Fractional Rights and Fractional Shares.
(a) The Company may, but shall not be required to, issue fractions of Rights or distribute Right Certificates which evidence fractional Rights. In lieu of such fractional Rights, the Company may pay to the registered holders of the Right Certificates with regard to which such fractional Rights would otherwise be issuable an amount in cash equal to the same fraction of the current market value of a whole Right. For purposes of this Section 15(a), the current market value of a whole Right shall be the closing price of the Rights (as determined pursuant to the second and third sentences of the definition of Market Value contained in Section 1) for the Trading Day immediately prior to the date on which such fractional Rights would have been otherwise issuable.

          (b) The Company may, but shall not be required to, issue fractions of Exchangeable Shares upon exercise of the Rights or distribute certificates which evidence fractional Exchangeable Shares. In lieu of fractional Exchangeable Shares, the Company may elect to (i) utilize a depository arrangement as provided by the terms of the Exchangeable Shares or (ii) in the case of a fraction of an Exchangeable Share, pay to the registered holders of Right Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market value of one Exchangeable Share, if any are outstanding and publicly traded (or the current market value of one Common Share if the Exchangeable Shares are not outstanding and publicly traded). For purposes of this Section 15(b), the current market value of an Exchangeable Share shall be the closing price of a HMC Common Share (as determined pursuant to the second and third sentences of the definition of Market Value contained in Section 1) for the Trading Day immediately prior to the date of such exercise. If, as a result of an adjustment made pursuant to Section 12(a), the holder of any Right thereafter exercised shall become entitled to receive any securities other than Exchangeable Shares, the provisions of this Section 15(b) shall apply, as nearly as reasonably may be, on like terms to such other securities.

          (c) The Company may, but shall not be required to, issue fractions of Exchangeable Shares upon exchange of Rights pursuant to Section 11(b), or to distribute certificates that evidence fractional Exchangeable Shares. In lieu of such fractional Exchangeable Shares, the Company may pay to the registered holders of the Right Certificates with regard to which such fractional Exchangeable Shares would otherwise be issuable an amount in cash equal to the same fraction of the current Market Value of one HMC Common Share as of the date on which a Person became an Acquiring Person.

          (d) Any holder of Rights by the acceptance of the Rights expressly waives his right to receive any fractional
Rights or any fractional shares upon exercise of a Right except as provided in this Section 15.

          SECTION 16. Rights of Action. (a) All rights of action in respect of this Rights Agreement are vested in the respective registered holders of the Right Certificates (and, prior to the Distribution Date, the registered holders of the Exchangeable Shares); and any registered holder of any Right Certificate (or, prior to the Distribution Date, of the Exchangeable Shares), without the consent of the Rights Agent or of the holder of any other Right Certificate (or, prior to the Distribution Date, of the Exchangeable Shares) may, in his own behalf and for his own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, his right to exercise the Rights evidenced by such Right Certificate in the manner provided in such Right Certificate and in this Rights Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Rights Agreement and shall be entitled to specific performance of the obligations of any Person under, and injunctive relief against actual or threatened violations of the obligations of any Person subject to, this Rights Agreement.

          (b) Any holder of Rights who prevails in an action to enforce the provisions of this Rights Agreement shall be entitled to recover the reasonable costs and expenses, including attorneys' fees, incurred in such action.

          SECTION 17. Transfer and Ownership of Rights and Right Certificates. (a) Prior to the Distribution Date, the Rights will be transferable only in connection with the transfer of the Exchangeable Shares and the Right associated with each Exchangeable Share shall be automatically transferred upon the transfer of each Exchangeable Share.

          (b) After the Distribution Date, the Right
Certificates will be transferable, subject to Section 7(e), only on the registry books of the Rights Agent if surren-dered at the principal office of the Rights Agent, duly endorsed or accompanied by a proper instrument of transfer.

          (c) The Company and the Rights Agent may deem and treat the Person in whose name a Right Certificate (or, prior to the Distribution Date, the associated Exchangeable Shares certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Right Certificates or the associated certificate for Exchangeable Shares made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary.

          SECTION 18. Right Certificate Holder Not Deemed a Stockholder. No holder, as such, of any Right Certificate shall be entitled to vote or receive dividends or be deemed, for any purpose, the holder of the Exchangeable Shares or of any other securities of the Company which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Right Certifi cate be construed to confer upon the holder of any Right Certificate, as such, any of the rights of a stockholder of the Company or HMC, including, without limitation, any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders, or to receive dividends or other distributions or subscription rights, or otherwise, until the Right or Rights evidenced by such Right Certificate shall have been exercised in accordance with the provisions hereof.

          SECTION 19. Concerning the Rights Agent. (a) The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and from time to time, on demand of the Rights Agent, its reasonable counsel fees and expenses and other disbursements incurred in the administration and execution of this Rights Agreement and the exercise and performance of its duties hereunder, including any taxes or governmental charges imposed as a result of the action taken by it hereunder (other than any taxes on the fees payable to it).

          (b) The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administra tion of this Rights Agreement in reliance upon any Right Certificate or certificate for the Exchangeable Shares or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, opinion, instruction, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons.

          SECTION 20. Merger or Consolidation or Change of Rights Agent. (a) Any corporation into which the Rights Agent or any successor Rights Agent may be merged or amalgamated or with which it may be consolidated, or any corporation resulting from any merger, amalgamation or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any corporation succeeding to the stock transfer or corporate trust business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Rights Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided, however, that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of Section 22. In case, at the time such successor Rights Agent shall succeed to the agency created by this Rights Agreement, any of the Right Certificates shall have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Right Certificates so countersigned; and, in case at that time any of the Right Certificates shall not have been countersigned, any succes sor Rights Agent may countersign such Right Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Rights Agreement.

          (b) In case at any time the name of the Rights Agent shall be changed and at such time any of the Right Certificates shall have been countersigned but not deliv ered, the Rights Agent may adopt the countersignature under its prior name and deliver Right Certificates so counter signed; and, in case at that time any of the Right Certifi cates shall not have been countersigned, the Rights Agent may countersign such Right Certificates either in its prior name or in its changed name; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Rights Agreement.

          SECTION 21. Duties of Rights Agent. The Rights Agent undertakes the duties and obligations imposed by this Rights Agreement upon the following terms and conditions, by all of which the Company and the holders of Right Certifi-cates (or, prior to the Distribution Date, of the Exchangeable Shares), by their acceptance thereof, shall be bound:

          (a) The Rights Agent may consult with legal counsel satisfactory to it (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken, suffered or omitted by it in good faith and in accordance with such opinion.

          (b) Whenever in the performance of its duties under this Rights Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter (including, without limitation, the identity of any Acquiring Person) be proved or established by the Company prior to taking, refraining from taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any one of the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, a Vice President (whether preceded by any additional title), the Treasurer or the Secretary of the Company and delivered to the Rights Agent or by the directors of the Company whose vote would be sufficient to redeem the Rights under Section 24. Such certificate shall be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Rights Agreement in reliance upon such certificate. In the event any such certificate signed by such directors is inconsistent with any other such certificate, the certificate signed by such directors shall control.

          (c) The Rights Agent shall be liable hereunder only for its own negligence, bad faith or wilful misconduct.

          (d) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Rights Agreement or in the Right Certifi cates (except as to its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

          (e) The Rights Agent shall not be under any responsibility in respect of the validity of this Rights Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of any Right Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Rights Agreement or in any Right Certifi cate; nor shall it be responsible for any adjustment required under the provisions of Section 11 or 12 or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights evidenced by Right Certificates after actual notice of any such adjustment); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Exchangeable Shares to be issued pursuant to this Rights Agreement or any Right Certificate or as to whether any Exchangeable Shares will, when so issued, be validly authorized and issued, fully paid and nonassessable.

          (f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or per forming by the Rights Agent of the provisions of this Rights Agreement.

          (g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the perfor mance of its duties hereunder from any one of the Chairman of the Board, the Chief Executive Officer, the President, a Vice President (whether preceded by any additional title), the Secretary or the Treasurer of the Company or from the directors of the Company whose vote would be sufficient to redeem the Rights under Section 24, and to apply to such officers or directors for advice and instructions in connection with its duties and it shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officers or directors or for any delay in acting while waiting for those instructions. Any application by the Rights Agent for written instructions from the Company may, at the option of the Rights Agent, set forth in writing any action proposed to be taken or omitted by the Rights Agent under this Agreement and the date on and/or after which such action shall be taken or such omission shall be effective. The Rights Agent shall not be liable for any action taken by, or omission of, the Rights Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any officer of the Company actually receives such application, unless any such officer shall have consented in writing to any earlier date) unless, prior to taking any such action (or the effective date in the case of an omission), the Rights Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.

          (h) The Rights Agent and any stockholder, direc tor, officer, employee or affiliate of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not the Rights Agent under this Rights Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity.

          (i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct provided reasonable care was exercised in the selection and continued employment thereof.

          (j) The Company agrees to indemnify and to hold the Rights Agent harmless against any loss, liability, damage or expense (including reasonable fees and expenses of legal counsel) which the Rights Agent may incur in connection with this Rights Agreement; provided, however, that the Rights Agent shall not be indemnified or held harmless with respect to any such loss, liability, damage or expense incurred by the Rights Agent as a result of, or arising out of, its own negligence, bad faith or wilful misconduct. If any action, proceeding (including, but not limited to, any governmental investigation), claim or dispute (collectively, a "Proceeding") in respect of which indemnity may be sought is brought or asserted against the Rights Agent, the Rights Agent shall promptly (and in no event more than ten (10) days after receipt of written notice of such Proceeding) notify the Company of such Proceeding. The failure of the Rights Agent to so notify the Company shall not impair the Rights Agent's ability to seek indemnification from the Company (but only for costs, expenses and liabilities incurred after such notice) unless such failure adversely affects the Company's ability to adequately oppose or defend such Proceeding. Upon receipt of such notice from the Rights Agent, the Company shall be entitled to participate in such Proceeding and, to the extent that it shall so desire and provided no conflict of interest exists as specified in (b) below or there are no other defenses available to the Rights Agent as specified in
(d) below, to assume the defense thereof with counsel reasonably satisfactory to the Rights Agent (in which case all attorney's fees and expenses shall be borne by the Company and the Company shall in good faith defend the Rights Agent). The Rights Agent shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be borne by the Rights Agent unless (a) the Company agrees in writing to pay such fees and expenses, (b) the Rights Agent shall have reasonably and in good faith concluded that there is a conflict of interest between the Company and the Rights Agent in the conduct of the defense of such action, (c) the Company fails, within ten (10) days prior to the date the first response or appearance is required to be made in such Proceeding, to assume the defense of such Proceeding with counsel reasonably satisfactory to the Rights Agent or (d) there are legal defenses available to the Rights Agent that are different from or are in addition to those available to the Company. No compromise or settlement of such Proceeding may be effected by either party without the other party's consent unless (i) there is no finding or admission of any violation of law and no effect on any other claims that may be made against such other party and (ii) the sole relief provided is monetary damages that are paid in full by the party seeking the settlement. Neither party shall have any liability with respect to any compromise or settlement effected without its consent, which consent shall not be unreasonably withheld. The Company shall have no obligation to indemnify and hold harmless the Rights Agent from any loss, expense or liability incurred by the Rights Agent as a result of a default judgment entered against the Rights Agent unless such judgment was entered after the Company agreed, in writing, to assume the defense of such Proceeding. The provisions of this Section 21(j) shall survive expiration of the Rights and the termination of this Agreement.

          (k) The Rights Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more registered holders of Right Certificates shall furnish the Rights Agent with security and indemnity to its satisfaction for any costs and expenses which may be incurred.

          (l) The Rights Agent shall not be liable for failure to perform any duties except as specifically set forth herein and no implied covenants or obligations shall be read into this Agreement against the Rights Agent, whose duties and obligations are ministerial and shall be determined solely by the express provisions hereof.

          SECTION 22. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Rights Agreement upon 30 days' notice in writing mailed to the Company and to each transfer agent of the Exchangeable Shares by registered or certified mail. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Exchangeable Shares by registered or certified mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapaci tated Rights Agent or by the holder of a Right Certificate (or, prior to the Distribution Date, of the Exchangeable Shares) (who shall, with such notice, submit his Right Certificate or, prior to the Distribution Date, the certificate representing his Exchangeable Shares, for inspection by the Company), then the Rights Agent or the registered holder of any Right Certificate (or, prior to the Distribution Date, of the Exchangeable Shares) may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation incorporated under the laws of Canada or a province thereof authorized to carry on the business of a trust company in the Province of Ontario. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Exchangeable Shares, and mail a notice thereof in writing to the registered holders of the Right Certificates (or, prior to the Distribution Date, of the Exchangeable Shares). Failure to give any notice provided for in this Section 22, however, or any defect therein shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

          SECTION 23. Issuance of Additional Rights and Right Certificates. Notwithstanding any of the provisions of this Rights Agreement or of the Rights to the contrary, the Company may, at its option, issue new Right Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change made in accordance with the provisions of this Rights Agreement. In addition, in connection with the issuance or sale of Exchangeable Shares following the Distribution Date and prior to the earlier of the Redemption Date, the exchange of Rights pursuant to Section 11(b)(I) and the Expiration Date, the Company (a) shall, with respect to Exchangeable Shares so issued or sold pursuant to the exercise of stock options or under any employee plan or arrangement, or upon the exer cise, conversion or exchange of securities, notes or deben tures issued by the Company, and (b) may, in any other case, if deemed necessary or appropriate by the Board of Directors of the Company, issue Right Certificates representing the appropriate number of Rights in connection with such issu ance or sale; provided, however, that (i) no such Right Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax conse quences to the Company or the Person to whom such Right Certificate would be issued, (ii) no such Right Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof and (iii) no such Right Certificate shall be issued to an Acquiring Person or an Affiliate or Associate of an Acquiring Person.

          SECTION 24. Redemption and Termination. (a) The Board of Directors of the Company shall, simultaneously with any order by the Board of Directors of HMC pursuant to Section 24 of the HMC Rights Agreement, order the redemption of all, but not fewer than all, the then outstanding Rights at the Redemption Price (the date of such redemption being the "Redemption Date"), and the Company, at its option, may pay the Redemption Price either in cash or Exchangeable Shares or other securities of the Company deemed by the Board of Directors of the Company, in the exercise of its sole discretion, to be at least equivalent in value to the Redemption Price.

          (b) Immediately upon the action of the Board of Directors of the Company ordering the redemption of the Rights, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price. Within 10 Business Days after the action of the Board of Directors of the Company ordering the redemption of the Rights, the Company shall give notice of such redemption to the holders of the then outstanding Rights by mailing such notice to all such holders at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distri bution Date, on the registry books of the transfer agent for the Exchangeable Shares. Each such notice of redemption will state the method by which payment of the Redemption Price will be made. The notice, if mailed in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the holder of Rights receives such notice. In any case, failure to give such notice by mail, or any defect in the notice, to any particular holder of Rights shall not affect the sufficiency of the notice to other holders of Rights.

          SECTION 25. Notices. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of a Right Certificate (or, prior to the Distribution Date, of the Exchangeable Shares) to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

                  Homestake Mining Company
                  650 California Street
                  San Francisco, CA 94108-2788

                  Attn:  General Counsel

                  with a copy to:
                  Homestake Canada Inc.
                  1100-1055 West Georgia Street
                  Vancouver, British Columbia,
                  CANADA V6E 3P3
                  Attn:  Vice President, Finance

Subject to the provisions of Section 22, any notice or demand authorized by this Rights Agreement to be given or made by the Company or by the holder of a Right Certificate (or, prior to the Distribution Date, of the Exchangeable Shares) to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

                  Montreal Trust Company
                  510 Burrard Street
                  Vancouver, British Columbia,
                  Canada V6C 3B9
                  Attn:  Client Servicing Officer

Notices or demands authorized by this Rights Agreement to be given or made by the Company or the Rights Agent to any holder of a Right Certificate (or, prior to the Distribution Date, of the Exchangeable Shares) shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Exchangeable Shares.

          SECTION 26. Supplements and Amendments. At any time prior to the Distribution Date and subject to clause (a) of the last sentence of this Section 26, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of this Rights Agreement (including, without limitation, the date on which the Distribution Date shall occur, the definition of "Acquiring Person" and the time during which the Rights may be redeemed pursuant to Section
24) without the approval of any holder of the Rights. From and after the Distribution Date and subject to applicable law, the Company may, and the Rights Agent shall if the Company so directs, amend this Rights Agreement without the approval of any holders of Right Certificates (i) to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision of this Rights Agreement or (ii) to make any other provisions in regard to matters or questions arising hereunder which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person). Any supplement or amendment adopted during any period after any Person has become an Acquiring Person but prior to the Distribution Date shall be null and void unless such supplement or amendment could have been adopted under the prior sentence from and after the Distribution Date. Any supplement or amendment to this Rights Agreement duly approved by the Company that does not amend Sections 19, 20, 21 or 22 in a manner adverse to the Rights Agent shall become effective immediately upon execution by the Company, whether or not also executed by the Rights Agent. The Rights Agent shall receive prompt written notice from the Company of any amendment hereunder. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section, the Rights Agent shall execute such supplement or amendment. Notwithstanding any other provision hereof, (a) the Rights Agent's consent must be obtained regarding any amendment or supplement pursuant to this Section 26 which alters the Rights Agent's rights or duties, (b) if any provision of the HMC Rights Agreement is supplemented or amended, the Company shall supplement or amend this Rights Agreement as soon as practicable in substantially the same manner (unless such supplement or amendment shall be in violation of the laws of the Province of Ontario or the federal laws of Canada applicable therein) and (c) except pursuant to clause (b) above, no provision of this Rights Agreement shall be supplemented or amended (except to cure any ambiguity or to correct or supplement any provision contained herein which may be inconsistent with any provision of the HMC Rights Agreement or the laws of the Province of Ontario and the federal laws of Canada applicable therein).

          SECTION 27. Successors. All the covenants and provisions of this Rights Agreement by or for the benefit of the Company, HMC or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

          SECTION 28. Benefits of Rights Agreement;
Determinations and Actions by the Board of Directors, etc. (a) Nothing in this Rights Agreement shall be construed to give to any Person other than the Company, HMC, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, of the Exchangeable Shares) any legal or equitable right, remedy or claim under this Rights Agreement; but this Rights Agreement shall be for the sole and exclusive benefit of the Company, HMC, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, of the Exchangeable Shares).

          (b) Except as explicitly otherwise provided in this Rights Agreement, the Board of Directors of the Company shall have the exclusive power and authority to administer this Rights Agreement and to exercise all rights and powers specifically granted to the Board of Directors of the Company or to the Company, or as may be necessary or advisable in the administration of this Rights Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Rights Agreement and (ii) make all determinations deemed necessary or advisable for the administration of this Rights Agreement (including, without limitation, a determination to redeem or not redeem the Rights or to amend or not amend this Rights Agreement and whether or not there is an Acquiring Person).

          SECTION 29. Severability. If any term, provi sion, covenant or restriction of this Rights Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Rights Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          SECTION 30. GOVERNING LAW. THIS RIGHTS AGREEMENT AND EACH RIGHT CERTIFICATE ISSUED HEREUNDER SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAW OF THE PROVINCE OF ONTARIO AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF SUCH STATE APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE, PROVIDED, HOWEVER, THAT THE RIGHTS AND OBLIGATIONS OF THE RIGHTS AGENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          SECTION 31. Counterparts; Effectiveness. This Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This Rights Agreement shall be effective as of the Close of Business on the date hereof.

          SECTION 32. Descriptive Headings. Descriptive headings of the several Sections of this Rights Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Rights Agreement.


          IN WITNESS WHEREOF, the parties hereto have caused this Rights Agreement to be duly executed as of the day and year first above written.


                              HOMESTAKE CANADA INC.,

                              by
                                    /s/ Gene G. Elam
                                --------------------------
                                Name:  Gene G. Elam
                                Title: Vice President

                              HOMESTAKE MINING COMPANY,

                                by
                                    /s/ Wayne Kirk
                                  -------------------------
                                  Name:  Wayne Kirk
                                  Title: Vice President


                              MONTREAL TRUST COMPANY,
                              as Rights Agent,

                                by
                                    /s/ L. Buckley
                                  --------------------------
                                  Name:
                                  Title: